                                                                   EXHIBIT 10.14

CONFIDENTIAL
August 22, 2001

Mr. Russell Crabs
340 Turtleback Road
New Canaan, CT  06840

Dear Russ:

            This letter (the "Agreement ") confirms your election to resign from employment with SoundView Technology Group, Inc. (the "Company") effective September 14, 2001. We express our gratitude for your services and wish you happiness and success in your future endeavors. Our mutual understanding and agreement with respect to the transition of your duties as President of the Company and your separation from employment is as follows:

            1. You hereby confirm that your employment with the Company and its subsidiaries will end effective at the close of business on September 14, 2001 (the "Separation Date"). Your resignation as President of the Company and each of its subsidiaries is effective as of the Separation Date. You will continue to serve as a director of the Company for either the remainder of your elected term or until you voluntarily resign as a Director, but this Agreement reflects your resignation from your position as a director of the Company's subsidiaries, effective as of the Separation Date.

            2. If you have not revoked this Agreement within the time period set forth in Section 14, your total and final compensation, payments and benefits from the Company for your employment therewith (including payment for accrued vacation, severance, etc.) shall be as follows (in each case less applicable statutory deductions and withholdings):

                  (a) You have received your regular base salary through August 31, 2001, and you will be reimbursed for expenses in accordance with Company policy.

                  (b) Within three days after the Effective Date (as defined below), you will receive lump sum separation payments in the amounts of $283,333 (equal to current salary through January 31, 2003) and $1,100,000 (guaranteed bonus as of December 31, 2002).

                  (c) Your stock options shall be treated as follows:

                      (i) all non-qualified and incentive stock options held by you by reason of the merger between Wit and SoundView, as shown on
Schedule 1 attached to this Agreement, shall be deemed fully vested as of the next business day following the expiration of the revocation period set forth below in Section 14 of this Agreement (the "Effective Date");

                      (ii) 87,500 of the $9.00 incentive stock options granted to you on or about July 24, 2000 shall be deemed fully vested as of the Effective Date;

                      (iii) 437,500 of the $5.00 incentive stock options granted to you on or about January 24, 2001 shall be deemed fully vested as of the Effective Date.

                  For all of the stock options described above in this Section 3(c), you shall have one (1) year from the date of the Effective Date within which to exercise any portion or all of such options. You shall be entitled to exercise such options as provided in your stock option grant agreement, and as available to Company employees generally from time to time (such as, at present, cashless exercise through an E*Trade OptionsLink account).

                  You agree that two hundred sixty-two thousand five hundred (262,500) shares of your $9.00 option grant dated July 24, 2000 and five hundred sixty-two thousand five hundred (562,500) of your $5.00 option grant dated January 24, 2001 shall remain unvested and shall be deemed cancelled as of the Effective Date of this Agreement.

                  (d) You will continue to actively participate in all the Company's benefit plans and programs until through the Separation Date, after which time you will cease to be a participant thereunder in accordance with the terms thereof. You retain your right to benefits you have earned and are entitled to under specific terms of these plans through the Separation Date, and you may have conversion privileges under some of these plans. Specific information concerning these plans and your entitlements thereunder will be forwarded to you separately.

                  (e) You and your immediate family are entitled to continue to be covered under the Company's group medical insurance program for a period of 18 months from the Separation Date (or such longer period as may be required by law) or until you experience a "COBRA" disqualifying event" (such as becoming covered by any other group health plan), whichever occurs first. This continued coverage shall be paid for by you. Specific information on this program will be sent to you separately. Your coverage is governed by and subject to adjustment in accordance with the terms of the documents governing the program.

                  (f) As of the Effective Date, the Company agrees to remove all restrictions from and vest you completely in the 14,336 shares of Company common stock held in your name in the Retention Pool described in Section 5.7 of the Merger Agreement between Wit and SoundView. Within three (3) business days of the Effective Date, the Company agrees to instruct its transfer agent to provide you with a stock certificate evidencing your unrestricted and unencumbered ownership of said 14,336 shares of Company stock.

            3. Other than as set forth herein, you will not receive any compensation, payments or benefits of any kind from the Company or Releasees (as that term is defined below), and you expressly acknowledge and agree that you are not entitled to and will not receive any additional compensation, payments or benefits of any kind from the Company or Releasees, and that no representations or promises have been made to you to the contrary.

            4. You understand and agree that you are receiving compensation, payments and/or benefits under this Agreement that are in excess of those to which you are now or in the future may be entitled from the Company or Releasees, and that such compensation, payments and benefits are being provided to you in consideration for your acceptance and execution of, and in reliance upon your representations in this Agreement, and you acknowledge that such consideration is adequate and satisfactory to you.

            5. In exchange for the compensation, payments, benefits and other consideration provided to you pursuant to this Agreement, you agree as follows:

                  (a) You agree to accept the compensation, payments, benefits and other consideration provided for in this Agreement in full resolution and satisfaction of, and hereby IRREVOCABLY AND UNCONDITIONALLY RELEASE, REMISE AND FOREVER DISCHARGE the Company and Releasees from any and all agreements, promises, rights, liabilities, claims and demands of any kind whatsoever, in law or equity, whether known or unknown, asserted or unasserted, fixed or contingent, apparent or concealed, which you, your heirs, executors, administrators, successors or assigns ever had, now have or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever existing, accruing, arising or occurring at any time on or prior to the date you execute this Agreement, including, without limitation, any and all rights and claims arising out of or relating to your employment or separation from employment with the Company, and any and all contract claims, benefit claims, tort claims, fraud claims, claims for bonuses, defamation, disparagement and other personal injury claims, claims under any federal, state or municipal wage payment, discrimination or fair employment practices law, statute or regulation and claims for costs, expenses and attorneys' fees with respect thereto, except that the Company's obligations under this Agreement shall continue in full force and effect in accordance with their terms. You further agree that this Agreement shall act as a complete bar to any claim, demand or action of any kind, whatsoever which could be brought by you against the Company and Releasees, except for claims based on this Agreement, or the Employee Agreement or the Indemnification Agreement as defined in Section 12 below. THIS RELEASE AND WAIVER INCLUDES, WITHOUT LIMITATION, ANY AND ALL RIGHTS AND CLAIMS UNDER TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED, THE CIVIL RIGHTS ACT OF 1991, THE CIVIL RIGHTS ACT OF 1866 (42 U.S.C. SS. 1981), THE EMPLOYEE RETIREMENT INCOME SECURITY ACT, AS AMENDED, THE AMERICANS WITH DISABILITIES ACT, THE AGE DISCRIMINATION IN EMPLOYMENT ACT, THE FAIR LABOR STANDARDS ACT, THE FAMILY AND MEDICAL LEAVE ACT, THE NEW YORK HUMAN RIGHTS LAW, AND ALL OTHER FEDERAL, STATE OR LOCAL STATUTES, ORDINANCES, REGULATIONS OR CONSTITUTIONAL PROVISIONS.

                  (b) For purposes of this Agreement, the term "the Company and Releasees" includes the Company and their past, present and future direct and indirect parents, subsidiaries, affiliates, divisions, predecessors, successors, and assigns, and their respective past, present and future stockholders, officers, directors, representatives, agents and employees, in their official capacities, and all other related individuals and entities, jointly and individually, and this Agreement shall inure to the benefit of and shall be binding and enforceable by all such entities and individuals.

                  (c) It is expressly understood and agreed that this Agreement shall act as a complete bar to any claim, demand or action of any kind whatsoever brought by you or on your behalf against the Company and Releasees including, without limitation, any claim, demand or action before a federal, state or municipal court or any arbitration tribunal, except for claims, demands or actions to enforce this Agreement, or the Employee Agreement or the Indemnification Agreement as defined in Section 12 below.

            6. In exchange for your execution of and agreement to be bound by the terms of this Agreement, the Company agrees as follows:

                  (a) The Company agrees to accept your release provided in this Agreement in full resolution and satisfaction of, and hereby IRREVOCABLY AND UNCONDITIONALLY RELEASE, REMISE AND FOREVER DISCHARGE you, your heirs, executors, successors and legal assigns from any and all agreements, promises, rights, liabilities, claims and demands of any kind whatsoever, in law or equity, whether known or unknown, asserted or unasserted, fixed or contingent, apparent or concealed, which the Company ever had, now has or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever existing, accruing, arising or occurring at any time on or prior to the date the Company executes this Agreement, including, without limitation, any and all rights and claims arising out of or relating to your employment, or separation from employment with the Company, and any and all contract claims, benefit claims, tort claims, fraud claims, claims for breach of covenants, breach of fiduciary duty, misrepresentation, misappropriation of trade secrets, tortious interference with business, defamation, disparagement and other personal injury claims,

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claims under any federal, state or municipal wage payment, discrimination or fair employment practices law, statute or regulation and claims for costs, expenses and attorneys' fees with respect thereto, except that your obligations under this Agreement shall continue in full force and effect in accordance with their terms. The Company further agrees that this Agreement shall act as a complete bar to any claim, demand or action of any kind, whatsoever which could be brought by it against you, except for claims based on your role as a Director of the Company. Notwithstanding the foregoing, in the event of a claim against you based on your role as a Director, you shall retain all rights under your Indemnification Agreement as defined in Section 12 below.

                  (b) It is expressly understood and agreed that this Agreement shall act as a complete bar to any claim, demand or action of any kind whatsoever brought by the Company, or on its behalf, against you, including, without limitation, any claim, demand or action before a federal, state or municipal court or any arbitration tribunal, except for claims, demands or actions to enforce this Agreement.

            7. Nothing contained in this Agreement shall be deemed to constitute an admission or evidence of any wrongdoing or liability on the part of you, the Company or Releasees, nor of any violation of any federal, state or municipal statute, regulation or principle of common law or equity. You and the Company each expressly deny any wrongdoing of any kind in regard to your employment, or your separation from employment.

            8. As further consideration for the compensation, payments, benefits and other consideration provided to you pursuant to this Agreement, you agree as follows:

                  (a) You agree that on the Separation Date you will return to the Company all the Company property in your possession which includes, but is not limited to any keys, credit cards, I.D. cards, etc., and any and all original or duplicate copies of your work product and of files, calendars, books, records, notes, notebooks, manuals, computer disks, diskettes and any other magnetic and other media materials you have in your possession or under your control belonging to the Company or Releasees or containing confidential or proprietary information concerning the Company or Releasees or their officers, directors, employees, consultants, customers or operations. You may retain copies of such materials as approved by me.

                  (b) You agree that during the course of your employment with the Company, you have had substantial access to trade secrets, copyrighted materials, proprietary computer software and programs, and other confidential and proprietary information and materials of or about the Company or Releasees or their legal and business affairs, operations, officers, directors, employees, consultants, vendors or customers (the "Confidential and Proprietary Information and Materials"). Such Confidential and Proprietary Information and Materials includes, without limitation, (i) marketing, promotional, advertising and business plans, studies, data, programs and strategies; (ii) existing and new or envisioned products; (iii) computer aided systems, software, strategies, designs, programs and plans; (iv) information and materials concerning past, present and prospective officers, directors, employees, consultants, customers, vendors, suppliers and business partners; (v) information and materials regarding past, present and prospective employment policies and procedures and employee benefits plans, policies and programs; (vi) studies and analyses, research and development projects and test data; (vii) marketing, sales, pricing, costs, and other business and financial data and projections; and
(viii) information and materials developed from the foregoing information and materials, the disclosure of which to competitors of the Company or others would cause the Company to suffer substantial and irreparable damage. You recognize, therefore, that it is in the Company's legitimate business interest to restrict your disclosure of such Confidential and Proprietary Information and Materials for any purposes other than as agreed to in writing by the Company and to prohibit any potential appropriation of such Confidential and Proprietary Information and Materials by you for the benefit of the Company's competitors or to the detriment of the Company.

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                  (c) Unless you shall first secure the Company's written
consent, you shall not directly or indirectly publish, disclose, market, or authorize, advise, hire, counsel or otherwise procure any other person or entity, directly or indirectly, to publish, disclose or market, any Confidential and Proprietary Information and Materials, including any Confidential and Proprietary Information and Materials of which you became aware or informed during your employment with the Company, whether such information is in your memory or embodied in writing or other form, unless such information becomes available to the public or to the Company's competitors other than as a result of the disclosure thereof by you or by other wrongful disclosure. Such Confidential and Proprietary Information and Materials are and shall continue to be the exclusive proprietary property of the Company and Releasees, whether or not they were disclosed to or developed in whole or in part by you. Notwithstanding the foregoing, in the event you are requested pursuant to or required by applicable law or regulation or by legal process (including, but not limited to, oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential and Proprietary Information and Materials, you must immediately notify the Company of such request or requirement so that the Company may seek an appropriate protective order or waive compliance with the provisions of this Section. You agree to cooperate with the Company in seeking any such protective order.

                  (d) You will not make any statement or issue any communication, written or otherwise, that disparages, criticizes or otherwise reflects adversely or encourages any adverse action against the Company or Releasees, except if testifying truthfully under oath pursuant to any lawful court order or subpoena or otherwise responding to or providing disclosures required by law. Similarly, the Company will not make any statement or issue any communication, written or otherwise, that disparages, criticizes or otherwise reflects adversely or encourages any adverse action against you, except if testifying truthfully under oath pursuant to any lawful court order or subpoena or otherwise responding to or providing disclosures required by law. The Company also agrees to provide you on the Effective Date with a signed letter of reference on its letterhead in a form that is mutually agreeable to you and the Company. The Company further agrees not to make any statement or issue any communication, written or otherwise, that is inconsistent with the information set forth in such letter of reference, except if testifying truthfully under oath pursuant to any lawful court order or subpoena or otherwise responding to or providing disclosures required by law.

                  (e) You acknowledge and agree that the Company and Releasees will suffer immediate, substantial damages not readily ascertainable or compensable in terms of money in the event of the breach of any of your obligations under this Section of this Agreement, and that the Company and Releasees shall therefore be entitled (without limitation of any other rights or remedies otherwise available to the Company and Releasees) to obtain temporary, preliminary and other appropriate injunctive relief from any court of competent jurisdiction prohibiting the continuance or recurrence of any such breach.

            9. This Agreement may not be changed orally, and no modification, amendment or waiver of any of the provisions contained in this Agreement, nor any future representation, promise or condition in connection with the subject matter of this Agreement, shall be binding upon any party hereto unless made in writing and signed by such party.

            10. This Agreement shall be subject to and governed by and interpreted in accordance with the laws of the State of New York without regard to conflicts of law principles. In any dispute arising from or related to this Agreement, the parties agree to submit to final and binding arbitration before a single arbitrator in Stamford, Connecticut under the Employment Dispute Resolution Rules then in effect of the American Arbitration Association and to waive their right to a trial by jury. The parties also agree that attorneys' fees and costs shall be awarded by the arbitrator to the prevailing party.

            11. This Agreement shall inure to the benefit of and shall be binding upon (i) the Company, its successors and assigns, and any company with which the Company may merge or consolidate or to which the

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Company may sell all or substantially all its assets, and (ii) you and your executors, administrators, heirs and legal representatives. You may not sell or otherwise assign your rights, obligations or benefits under this Agreement and any attempt to do so shall be void.

            12. (a) This Agreement terminates and supersedes all prior and contemporaneous agreements between you and the Company, including but not limited to your employment agreement dated January 31, 2000, but specifically excluding the Employee Non-Disclosure, Non-Competition and Assignment of Inventions Agreement dated as of October 16, 1999 (the "Employee Agreement") and your Indemnification Agreement dated as of February 1, 2000 (the "Indemnification Agreement"). You will continue to enjoy the benefits of the Indemnification Agreement to the fullest extent provided for therein, and to be covered by Directors and Officers Liability insurance as provided in any policy therefore maintained by the Company from time to time (including the policy currently in effect, No. 858-71-43 with National Union Fire Insurance Company of Pittsburgh, Pennsylvania).

                  (b) The Company acknowledges that the Employee Agreement shall not operate as a bar or otherwise prohibit you as of or after the Effective Date from soliciting, enticing or inducing Customers or Suppliers of the Company to do business with an asset management firm, provided that such asset management firm does not also provide investment banking or broker-dealer services that are competitive to the Company.

                  (c) Aside from the Employee Agreement and the Indemnification Agreement, all prior and contemporaneous discussions and negotiations have been and are merged and integrated into, and are superseded by, this Agreement. No waiver by either party of any provision or condition of this Agreement at any time shall be deemed a waiver of such provision or condition at any prior or subsequent time or of any other provision or condition at the same or any prior or subsequent time. All defined terms in this Agreement apply equally to the singular and plural forms thereof.

            13. In the event any provision of this Agreement shall be held to be void, voidable, unlawful or, for any reason, unenforceable, the remaining portions shall remain in full force and effect. The unenforceability or invalidity of a provision of this Agreement in one jurisdiction shall not invalidate or render that provision unenforceable in any other jurisdiction.

            14. BY SIGNING THIS AGREEMENT, YOU CERTIFY THAT YOU HAVE READ THE TERMS OF THIS AGREEMENT, AND THAT YOUR EXECUTION OF THIS AGREEMENT SHALL INDICATE THAT THIS AGREEMENT CONFORMS TO YOUR UNDERSTANDINGS AND IS ACCEPTABLE TO YOU AS A FINAL AGREEMENT. YOU FURTHER ACKNOWLEDGE AND AGREE THAT, PURSUANT TO
SECTION 6 ABOVE, BY SIGNING THIS AGREEMENT, YOU WAIVE AND RELEASE ANY AND ALL CLAIMS YOU MAY HAVE OR HAD AGAINST THE COMPANY AND RELEASEES, INCLUDING, WITHOUT LIMITATION, CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT. YOU FURTHER ACKNOWLEDGE AND AGREE THAT YOU HAVE BEEN ADVISED OF THE OPPORTUNITY TO CONSULT WITH COUNSEL OF YOUR CHOICE AND THAT YOU HAVE BEEN GIVEN A REASONABLE AND SUFFICIENT PERIOD OF TIME OF NOT LESS THAN TWENTY-ONE (21) DAYS IN WHICH TO CONSIDER AND RETURN THIS AGREEMENT. YOU FURTHER ACKNOWLEDGE AND AGREE THAT UPON YOUR EXECUTION AND RETURN OF THIS AGREEMENT, YOU WILL BE PERMITTED TO REVOKE THIS AGREEMENT AT ANY TIME DURING A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING YOUR EXECUTION HEREOF. TO BE EFFECTIVE, THE REVOCATION MUST BE IN WRITING AND MUST BE HAND-DELIVERED OR TELECOPIED TO THE COMPANY WITHIN THE SEVEN (7) DAY PERIOD. THIS AGREEMENT WILL NOT BE EFFECTIVE AND FINAL UNTIL THE SEVEN (7) DAY PERIOD HAS EXPIRED. IF THE AGREEMENT IS REVOKED WITHIN THE AFOREMENTIONED SEVEN
(7) DAY PERIOD, THIS AGREEMENT WILL BE OF NO FURTHER FORCE OR EFFECT, AND NEITHER YOU NOR THE COMPANY WILL HAVE ANY RIGHTS OR OBLIGATIONS HEREUNDER.


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                              Sincerely,

                              SoundView Technology Group, Inc.


                              By:
                                  --------------------------------  ------------
                                   Mark F. Loehr                    Date
                                   Its Chief Executive Officer


BY SIGNING THIS AGREEMENT, YOU ACKNOWLEDGE THAT YOU ARE COMPETENT, THAT YOU HAVE BEEN AFFORDED A TIME PERIOD OF 21 DAYS TO REVIEW AND CONSIDER THIS AGREEMENT WITH AN ATTORNEY OF YOUR CHOICE, THAT SUCH TIME PERIOD IS A REASONABLE AND SUFFICIENT TIME FOR SUCH REVIEW, THAT YOU HAVE READ, UNDERSTAND AND ACCEPT THIS AGREEMENT AS FULLY AND FINALLY WAIVING ANY AND ALL CLAIMS, DEMANDS, DISPUTES AND DIFFERENCES OF ANY KIND WHATSOEVER WHICH YOU MAY HAVE HAD OR NOW HAVE AGAINST THE COMPANY, THAT NO REPRESENTATIONS, PROMISES OR INDUCEMENTS HAVE BEEN MADE TO YOU EXCEPT AS SET FORTH IN THIS AGREEMENT, AND THAT YOU HAVE SIGNED THIS AGREEMENT FREELY AND VOLUNTARILY, INTENDING TO BE LEGALLY BOUND BY ITS TERMS, AND WITH FULL UNDERSTANDING OF ITS CONSEQUENCES.

__________________________________        Date:__________________
Russell Crabs

I acknowledge that I have read
this Agreement and that I understand
and voluntarily accept its terms.

WITNESSED BY:  __________________


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                                   SCHEDULE 1

                                  Russell Crabs


              OPTION    OPTION
              NUMBER    DATE    PLAN/TYPE  SHARES      PRICE  EXERCISED VESTED    CANCELLED UNVESTED    OUTSTANDING  EXERCISABLE
              ------    ----    ---------  ------      -----  --------- -----     --------- --------    -----------  -----------
              LG000015     1/31/00SV95/NQ      83,197  $0.69        0     83,197        0           0       83,197      83,197
              00001578     1/31/00SV95/NQ      61,531  $1.10        0     30,765        0      30,766       61,531      30,765
              LG000154     1/31/00SV95/NQ      38,684  $1.10        0     38,684        0           0       38,684      38,684
              00001378     1/31/00SV95/NQ      26,953  $1.54        0     26,953        0           0       26,953      26,953
              00001404     1/31/00SV95/NQ     198,724  $1.63        0     99,360        0      99,364      198,724      99,360
              00001431     1/31/00SV95/NQ      25,364  $1.66        0     25,364        0           0       25,364      25,364
                                                                          ------        -           -       ------      ------
Total NQ                                                                 304,323        0     130,130      434,453     304,323

              00001577     1/31/00SV95/ISO     29,783  $1.10        0     14,892        0      14,891       29,783      14,892
              LG000153     1/31/00SV95/ISO     52,630  $1.10        0     52,630        0           0       52,630      52,630
              00001377     1/31/00SV95/ISO     53,910  $1.54        0     13,478        0      40,432       53,910      13,478
              00001430     1/31/00SV95/ISO     50,731  $1.66        0     12,683        0      38,048       50,731      12,683
              LG000039     1/31/00SV95/ISO     25,365  $1.66        0     25,365        0           0       25,365      25,365
                                                                          ------        -           -       ------      ------
Total ISO                                                                119,048        0      93,371      212,419     119,048